Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-97063, 333-06419, 333-41321, 333-67841, 333-85105, 333-107738, 333-127163, and 333-143820) on Form S-8 and Registration Statements (Nos. 333-38105, 333-46395, 333-104277, and 333-142523) on Form S-3 of Epicor Software Corporation of our reports dated March 10, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Epicor Software Corporation for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Irvine, California

March 10, 2008